UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2008

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On June 6, 2008, Robert W. Manly IV was named to the additional position of Chief Financial Officer of Smithfield Foods, Inc. (the “Company”), effective July 1, 2008. Mr. Manly, 55, will continue to serve as Executive Vice President of the Company. Mr. Manly rejoined the Company as Executive Vice President in August of 2006 after 10 years as president and chief operating officer of Premium Standard Farms, Inc. (“PSF”). Prior to being president of PSF, Mr. Manly served as Executive Vice President at the Company from 1986 to 1996 and was President of Smithfield Packing Company from 1994 to 1995. He was assistant to the president of IBP, Inc. from 1981 to 1986. Since his return to the Company in 2006, Mr. Manly has had varied responsibilities, to include domestic corporate operating activities, interim Chief Financial Officer, and most recently international hog production and meat processing. He will retain responsibility for international hog production operations, as well as integrated plant operations in Mexico and Romania.

Effective July 1, 2008, Carey J. Dubois, who has been serving as Vice President and Chief Financial Officer, will move to Vice President, Finance, a new position. In his new role, Mr. Dubois, 48, will continue to manage most of his current finance functions including treasury, risk management, planning and benefits. He has over two decades of financial experience with Bunge Limited, Pepsi Bottling Group, Joseph E. Seagram and Sons, and Louis Dreyfus Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: June 12, 2008	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary